Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS FIRST QUARTER FISCAL 2006 RESULTS

FIRST QUARTER REVENUES INCREASE 22.8%

NET INCOME UP 93%

LYNWOOD, Calif. – Aug 03, 2005 – Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”) today reported strong sales and earnings for the first fiscal quarter ended June 29, 2005.

For the three months ended June 29, 2005, revenues increased 22.8% to $444.0 million, compared to $361.6 million for the three months ended June 30, 2004. Sales volume for the first quarter of fiscal 2006 was 201,000 tons, an increase of 3.1% over the 195,000 tons shipped in the first quarter of fiscal 2005. Operating income increased 19.4% to $47.4 million for the first three months of fiscal 2006 compared to $39.7 million for the same period in fiscal 2005. Net income increased to $22.6 million for the first quarter of fiscal 2006 compared to net income of $11.7 million for the same period in fiscal 2005. EBITDA for the first quarter of fiscal 2006 was $50.1 million, a 17.9% increase over the $42.5 million in the same period in fiscal 2005. First quarter fiscal 2006 financial results include a LIFO (last-in-first-out) charge of $5.0 million versus $11.4 million for the same quarter last year, which are included in cost of sales. Diluted earnings per share for the first quarter of fiscal 2006 was $0.48 per share, based on 47.3 million diluted weighted shares outstanding, compared to diluted earnings per share of $0.58, based on 15.5 million diluted weighted shares outstanding for the first quarter of fiscal 2005. The significant increase in the diluted weighted shares outstanding in fiscal 2006 compared to fiscal 2005 is the result of the shares issued in conjunction with our merger, financial restructuring and initial public offering in April 2005. The first quarter of fiscal 2006 included a one-time IPO cash bonus of $8.5 million, partially offset by a favorable $4.4 million to mark-to-market adjustment to value our common stock obligation, to our Stock Bonus Plan, based on the per share price of our common stock at June 29, 2005. The mark-to-market adjustment is recorded as a reduction in general and administrative expenses.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer, stated, “We are very pleased with our results for the June quarter, as we saw continued strong demand throughout the quarter with each months revenues exceeding the comparable month of the prior year. As expected, we have, however, seen pressure on our gross margins, which at 26.0% for the current quarter is below our historical average. We believe that this is due to increased competitive pressure, and some decline in the market price of certain products, in particular, carbon steel, during the quarter. We saw modest overall inflation in our inventory during the quarter that resulted in a $5.0 million LIFO charge, but we are currently seeing a flattening out of our overall cost per ton in inventory.”

Mr. Nelson continued “During the first quarter of fiscal 2006 we opened our Spokane, WA, satellite and expanded our internal value added capabilities by opening our Houston bar trepanning facility. Additional growth initiatives include plans to open satellite facilities in Hartford, CT, Quebec City, Canada, and Lafayette, LA, and expansion of our Toronto and Kansas City facilities.”

In addition, shortly after our first quarter end we contributed 1.7 million shares of our 2.5 million share obligation to our Stock Bonus Plan, thus reducing the future volatility of our operating expenses, as we are required to mark-to-market the uncontributed shares based on the share price of our common stock at the end of each quarter.

Our revolving line of credit facility increased to $72.2 million from $16.9 million at March 31, 2005, primarily due to a $16.6 million payment of federal and state taxes, a $12.2 million payment for our semi-annual interest obligation on our senior notes, a $8.5 million payment of the IPO bonus, capital expenditures of $7.8 million, annual management incentive payments, and an increase in net working capital due to investments in inventory and accounts receivables.

We expect business to continue at the levels of the first quarter, subject to the typical seasonal slowness in the summer months and a continuation of competitive pressures on pricing resulting in gross margins at the low end of our recent historic range. As such, we currently expect revenue for our fiscal second quarter ending September 28, 2005, to be in the range of $390-$410 million, EBITDA within a range of $42-$45 million and diluted earnings per share of $0.32 -$0.35, based on 52.0 million diluted weighted shares outstanding.

EMJ will conduct a conference call with industry analysts, stockholders and other interested persons to discuss our first quarter financial results for the quarter ended June 29, 2005, on August 3, 2005 at 8:00 a.m. Pacific time (11:00 a.m. Eastern time).

Investors, stockholders and other interested parties may access the conference call by dialing 1-877-284-5014, reference code #8308073. Please dial in ten minutes prior to the scheduled start time. A replay of the call will be available two hours after the call through August 5, 2005 by calling 1-800-642-1687 or 1-706-645-9291 reference code #8308073. A replay of the webcast will be available on

EMJ’s Web Site at www.emjmetals.com. To listen to a replay of the webcast on EMJ’s Web Site select “Investors” from the menu at the top of the page and proceed to “Event Calendar.” The replay of the webcast will be available on our Web Site through September 2, 2005. A printed transcript will be posted on our Web Site after the completion of the call.

EMJ is one of the largest distributors of metal products in North America with 37 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in EMJ’s filings with the Securities and Exchange Commission. In particular, we refer you to EMJ’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and Exchange Commission on June 29, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

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Earle M. Jorgensen Company

Consolidated Statement of Operations

(In thousands, except per share information)

	Three Months Ended
	June 29, 2005		June 30, 2004
Revenues	$443,972	100.0%	$361,636	100.0%
Cost of sales	328,374	74.0%	256,075	70.8%

Gross profit	115,598	26.0%	105,561	29.2%
Expenses
Warehouse and delivery	40,083	9.0%	38,073	10.5%
Selling	10,238	2.3%	13,390	3.7%
General and administrative	17,894	4.0%	14,432	4.0%

Total expenses	68,215	15.3%	65,895	18.2%
Income from operations	47,383	10.7%	39,666	11.0%

Interest (income) expense
Interest expense	13,355	3.0%	23,042	6.4%
Amortization of debt issue costs	330	0.1%	330	0.1%
Interest income	(47)	0.0%	(7)	0.0%

Interest expense, net	13,638	3.1%	23,365	6.5%

Income before income taxes	33,745	7.6%	16,301	4.5%
Income tax expense	11,163	2.5%	4,598	1.3%

Net income	$22,582	5.1%	$11,703	3.2%

Net income available to common stockholders - per share
Basic	$0.50		$0.79
Diluted	$0.48		$0.58
Weighted average number of shares used in net income available to stockholders - per share
Basic	45,028		11,405

Diluted	47,319		15,467

Capital expenditures	$7,840		$7,179
EBITDA (a)	$50,053		$42,517
COLI impact included in EBITDA	$4,691		$4,215
(a) EBITDA Reconciliation
Net income	$22,582		$11,703
Depreciation and amortization	2,670		2,851
Net interest expense	13,638		23,365
Provision for income taxes	11,163		4,598

EBITDA	$50,053		$42,517

(a)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K promulgated under the Securities Act, our EBITDA has not been adjusted to exclude any other non-cash charges or liabilities, such as LIFO (last-in-first-out) adjustments of $5,015 and $11,375 and accruals for stock bonus plan contributions and postretirement benefits aggregating $212 and $188 for the three months ended June 29, 2005 and June 30, 2004, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of EMJ’s performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of EMJ’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

Earle M. Jorgensen Company, Inc.

(In Thousands)

Unaudited

	June 29, 2005	As Reported March 31, 2005	Pro-Forma March 31, 2005
Balance Sheet Information
Cash	$9,005	$19,994	$19,994
Accounts receivable, less allowance for doubtful	191,902	177,298	177,298
Inventories	265,954	252,222	252,222
Net property, plant and equipment, at cost	123,392	118,271	118,271
Total assets	686,083	658,841	658,841

Accounts payable	173,774	199,630	199,630
Accrued liabilities	74,046	104,699	93,511
Revolving credit facility	72,248	16,922	16,922
Other long-term debt, including current portion	255,978	499,967	254,085
Other long-term liabilities	16,369	21,151	21,151
Total stockholders’ equity (deficit)	91,023	(186,173)	70,897
Total liabilities and stockholders’ equity (deficit)	686,083	658,841	658,841

For accounting purposes, the merger and financial restructuring completed in April 2005 has been accounted for as a transfer of assets and exchange of shares between entities under common control. Specifically, the assets and liabilities of EMJ and Earle M. Jorgensen Holding Company, Inc. (“Holding”) have been combined at their historical cost basis for all periods presented prior to the closing of the merger and financial restructuring on April 20, 2005.

The pro-forma information above reflects the initial public offering of common shares and the corresponding reduction in debt as a result of the offering, as if the transaction had been completed prior to the end of our fiscal year ended March 31, 2005.

EMJ’s statement of operations has been adjusted, from prior reporting periods, to reflect the interest expense of Holding, dividends accrued on Holding series A preferred stock, dividends declared and paid-in-kind for the Holding series B preferred stock and certain management fees charged to EMJ by Holding that were eliminated in consolidation.

Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034